Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made the 20th day of February 2013 by and between Lawrence Helson, MD (hereinafter referred to as the “Employee”) and SignPath Pharma, Inc. (the “Company”), a Delaware Corporation.

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of drug development; and

WHEREAS, the Company desires to employ the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to be employed by the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

1.1           Accrued Compensation.  “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary,  (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, (iii) expense allowance, (iv) accrued vacation pay, and (v) bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2           Cause. “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position or material failure to perform the duties or functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement
, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of the Employee pursuant to the foregoing clauses (i), (iii) or (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3           Change in Control.  “Change in Control” shall mean any of the following events:

a.           (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii)  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; or

b.           Approval by stockholders of the Company without approval by the Employee in his capacity as a stockholder or director or otherwise of:

(i)           A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least three-fifths of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

           (ii)           An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions.

           (iii)           The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

c.           Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

1.4           Continuation Benefits.    “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to either (i) the later of the Expiration Date, or the end of the month in which the one-year anniversary of the Termination Date occurs, or (ii) such other period as specifically stated by this Agreement (the “Continuation Period”), at the Company's expense, less any normal payroll deductions, on behalf of the Employee and his dependents; provided, however, if any of the Benefits required to be provided by the Company during the Continuation Period under the Company’s benefit plans are, pursuant to the terms of such plans, not available to non-employees of the Company, the Company, at its sole cost and expense, less any normal payroll deductions, shall be required to provide such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains such benefits pursuant to a subsequent employer's benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Employee's termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5           Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties with the Company for a period of three consecutive months or six months within a 12 month period, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6           Good Reason. “Good Reason” shall mean without the written consent of the Employee: (A) a material breach of any provision of this Agreement by the Company; (B) failure by the Company to pay when due any compensation to the Employee; (C) a reduction in the Employee’s Base Salary; (D) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement; (E) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; (F) relocation of the principal office of the Company or the Employee’s principal place of employment to a location outside a 20 (twenty ) mile radius of the present location in Quakertown, Pennsylvania, without the Employee’s written consent; or (G) a Change in Control, provided the event on which the Change of Control is predicated occurs within 120 days of the service of the Notice of Termination by the Employee, it being understood that Employee shall have the right to terminate his employment under this Section 1.6 (G) for any reason or no reason within such 120 day period; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (A) through (F) unless (a) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (b) the Company has not remedied such facts and circumstances constituting Good Reason in the case of a reason which is capable of being cured within a 30-day period after receipt of such notice.

1.7           Notice of Termination.  “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

1.8           Severance Payment.  “Severance Payment” shall mean an amount equal to two times the Employee’s annual salary at the date of termination of Employee’s employment.

1.9           Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; (iii) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee's employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II
EMPLOYMENT

2.1           Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment in his capacity as President and Chief Executive Officer and any other positions at the Company or its subsidiaries to which the Employee is named or elected.  The Company shall nominate Employee, and use its best efforts to have Employee elected to the Board of Directors of the Company (the “Board”) throughout the term of this Agreement. The Employee agrees to resign from the Board upon the termination of employment for any reason.

ARTICLE III
DUTIES

3.1           The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Board, report directly to the Board and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his executive position or as may be reasonably assigned or delegated to him from time to time by the Board, consistent with his position as President and Chief Executive Officer.  In general, Employee shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units and executives of the Company shall report, either directly or indirectly (through other executives of the Company or its subsidiaries who report directly to the Employee) to the Employee.

3.2           During the term of this Agreement and excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company.  During the term of this Agreement the Employee may, so long as it does not materially interfere with his duties hereunder: (i) subject to Article VII hereof, serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, including a joint venture or a partnership (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage his personal investments and affairs.

3.3           Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company.  All such travel and hotel accommodations shall be at the sole cost and expense of the Company.  All airplane travel with actual flight time less than seven and one-half (7) hours shall be in the Economy class on a commercial plane. Any actual flight time more than seven and one-half (7) hours shall be in Business Class on a commercial plane. Fares paid shall not exceed the approximate equivalent published fares.

ARTICLE IV
COMPENSATION

4.1           During the term of this Agreement, Employee shall be compensated at the rate of $204,000 per annum (the “Base Salary”).  The Base Salary shall be paid to the Employee in regular installments on each of the Company's regular pay dates for executives, but no less frequently than monthly.

4.2           Employee shall be eligible to receive a bonus (the “Bonus”) upon the completion of certain milestones, as follows:

(i)           Upon successful completion of the following clinical milestones: Phase Ib trials and approvals from either the U.S. Food and Drug Administration (“FDA”) and or  the European Medicines Agency (“EMA”) to initiate Phase 2 trials on one or more cancer indications, the Employee shall immediately be granted a 20% increase in annual salary and stock options to purchase 250,000 shares of the Company’s common stock at $0.85 per share for ten years from the date of grant, and
(ii)           Upon successful completion of one or more clinical Phase 2 trials and approvals from (either or both the FDA and EMA to initiate Phase 3 trials on at least one cancer indication, the Employee shall be granted stock options to purchase 250,000 shares of the Company’s common stock at $1.25 per share and an increase in salary to $325,000 per annum.
If the Company is acquired or a Change of Control takes place at a price not less than $500 million before the completion of either of these milestones, both bonuses shall be payable upon closing of such transaction.

4.3           Any Bonus shall be awarded to the Employee at such time as evidence of the milestones having been accomplished the Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct under applicable law.

4.4           Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation other than as set forth in Section  (4.2, 4.3 and 4.4 above.)

4.5           The Employee acknowledges the forfeiture of his right to all accrued and unpaid compensation for 2012 ($104,000 forfeiture or 55% of his compensation in 2012) or prior years and that he shall receive sign on compensation with 200,000 options exercisable at $0.85 per share to purchase the Company’s Common Stock.

ARTICLE V
BENEFITS

5.1           During the term hereof, the Company shall provide Employee with the following benefits, as such benefits may change from time to time (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management starting October 13,2013 and (ii) such other benefits (including insurance related benefits, holiday, sick leave, personal days, etc.) obtained by the Company or made generally available to the Company’s senior management;

5.2           The Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy.

5.3           In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4           For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of 30 working days or six calendar weeks per annum. Unused vacation days may be carried over to successive years, because of the nature of the business demands on time and presence in any specific year of employment, and in case of Termination of Employment(whether for cause or not) shall be paid as part of Accrued Compensation.

ARTICLE VI
NON-DISCLOSURE

6.1    The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources  (collectively referred to as the “Proprietary Information”).  The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.  Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2           If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII
RESTRICTIVE COVENANTS

7.1           In the event of the termination of Employee’s employment with the Company at any time, for cause and as long as the employee receives severance pay, the Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the development, marketing, licensing that are the same as the business i.e.,  the specific  medicinal product of the Company or  the same class of medications (curcuminoids) that are in competition with the Company's products, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative planned research (a “Competitive Business”). This prohibition  does not include activities  with any clinical indications since there are extant medical remedies for all known indications and does not exclude  allows collaborative  arrangements  with other pharmaceutical companies  or individuals to allow potentially productive drug combinations . In the event that the employee terminates this employment for good reason or  because there is a breach of contract on the part of the company then all non-compete  restrictions are null and void.

Notwithstanding the foregoing, the ownership by Employee of less than two percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII. In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any Competitive Business involving the same class of curcuminoids, liposomal, curcumin, nanocurcumin or PLGA Curcumin  solicit any customer or employee of the Company who was a customer or employee of the Company within one year of the Termination Date, unless the other corporation enters into a joint venture or partnership for any  SignPath Product. This agreement will allow volunteer help for non-profit entities, or developing another drug or medical device, or diagnostic which will not compete with approved clinical indications already assigned to SignPath Pharma, Inc. by governmental agencies and will exclude potential pharmaceutical competitors involved with the same class of drugs which would directly conflict with the Company’s business, or the Company’s demonstrable planned research or development. Any business arrangement such as partnering or a joint venture of SignPath Pharma with another company using the same class of drugs, devices, or diagnostics will be allowed.

7.2            If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII
TERM

8.1           This Agreement shall be effective upon execution by both parties hereto and shall terminate on February 20, 2016 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2           The Company shall notify in writing the Employee of the Company’s intention to continue Employee’s employment beyond the Expiration Date no less than 90 days prior to the Expiration Date. Upon termination of the Employee’s employment with the Company, the Company shall pay Employee, in addition to any other payments due hereunder, the amounts due under Article IX.

ARTICLE IX
TERMINATION

9.1           The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

a.           for Disability;
b.           for Cause
c.           without Cause.

9.2           Employee may terminate this Agreement at any time by giving 30 days prior written Notice of Termination to the Company in accordance with this Agreement.

9.3           If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee (or his estate) the following compensation and benefits:

if the Employee was terminated by the Company  for cause the Accrued Compensation;

 if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or estate, bonus payments related to milestones within 4.2  or 270 days,

a. if termination was due to the Employee’s death, the Accrued Compensation;  or if the Employee was terminated by the Company without Cause or the Employee terminates this Agreement for Good Reason, (i) the Accrued Compensation; (ii) the Severance Payment; (iii) the Benefits and (iv) the stock options set forth in paragraphs 4.2 and 4.5 hereof shall be fully vested.

b. In the event the Company fails to notify the Employee in accordance with Section 8.2, or after notifying the Employee fails to reach an agreement on a new employment agreement Employee’s employment shall terminate and the Company shall pay the Employee the Severance Payment; Accrued Compensation, and the Continuation Benefits.

9.4           The amounts payable under Section 9.3 shall be paid as follows:

a.	Accrued Compensation shall be paid on the first regular pay date after the Termination Date (or earlier, if required by applicable law).

b.
If the Continuation Benefits are paid in cash, the aggregate amount of the Continuation Benefits shall be paid as follows: 25% in one lump sum on the first regular pay date after the Termination Date, and the balance in five equal monthly installments commencing one month after the Termination Date (or earlier, if required by applicable law) on the Company’s regular pay dates.

c.
The Severance Payments shall be paid as follows: 25% in one lump sum within five business days of the Termination Date, and the balance in five equal monthly installments commencing one month after the Termination Date (or earlier, if required by applicable law) on the Company’s regular pay dates;

d.
The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The provisions of this Section 9.4 shall survive the termination of this Agreement and shall survive any termination of Employee’s employment.  Notwithstanding anything herein to the contrary, if at the time of an Employee’s termination of employment the Employee is a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Employee) until the date that is six months following the Employee’s termination of employment (or the earliest date as is permitted under Code Section 409A).

9.5           The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Section 1.4.

9.6           Following the termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.  Following such termination, none of the executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE X
TERMINATION OF PRIOR AGREEMENTS

10.1           This Agreement, and any stock option, bonus plan and benefit plans, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement.

ARTICLE XI
RESTRICTED STOCK AND OTHER EQUITY AWARDS

Employee shall be eligible to receive equity compensation awards under the Company’s equity compensation plans as such awards may be granted as described in article 4.2 Any such awards shall be based on Employee’s duties and responsibilities and other criteria if any, shall be subject to the terms and conditions of the Company’s equity compensation plans.

ARTICLE XII
ARBITRATION AND INDEMNIFICATION

12.1           Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New York in accordance with the Employment Arbitration for employer-promulgated plans of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of employment law.  Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

12.2           The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law.  The Company shall maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $2,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee's employment with the Company and for a period of six (6) years after the date of termination of employment for any reason.  Directors and officers insurance  must be in place  within one month  of signing this agreement . Also, product liability insurance  must be in place  prior to the first patient being treated in Phase 1b or Phase 2  clinical trials.The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIII
SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XIV
NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	Lawrence Helson, MD.
1375 California Road
Quakertown, Pennsylvania 18951

WITH A COPY TO:	Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, NY 10158
Attn: Elliot H. Lutzker, Esq.

IF TO THE EMPLOYEE:	Lawrence Helson, MD
1375 California Road
Quakertown, Pennsylvania 18951

ARTICLE XV
BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XVI
ENTIRE AGREEMENT; WAIVER

This Agreement contains the entire agreement between the parties hereto.  No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVII
GOVERNING LAW; JURISDICTION

This Agreement has been negotiated and executed in the State of Pennsylvania.  The law of the State of Pennsylvania shall govern the construction and validity of this Agreement. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of Pennsylvania, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of Pennsylvania.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

SIGNPATH PHARMA INC.

By: /s/   Arthur Bollon
Dr. Arthur Bollon, Director

By:  /s/ Jack Levine
Jack Levine, Director

EMPLOYEE

/s/ Lawrence Helson
Lawrence Helson, MD
Employee